Exhibit 10.08
To:	Cadence Design Systems, Inc. 2655 Seely Avenue, Building 5 San Jose, CA 95134 Attention: Office of the General Counsel

From:	Morgan Stanley & Co. International plc c/o Morgan Stanley & Co. Inc. 1585 Broadway, 5th Floor New York, NY 10036

Re:	Base Issuer Warrant Transaction

Ref. No:	6537229

Date:	June 9, 2010
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley & Co. International plc (“Dealer”), through its agent Morgan Stanley & Co. Incorporated, and Cadence Design Systems, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as the context requires.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “second” and (iii) such other elections as set forth in this Confirmation.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Equity Definitions or the Agreement, this Confirmation shall govern.
     The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
     2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 9, 2010

Effective Date:	June 15, 2010, or such other date as agreed between the parties, subject to Section 8(k) below.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD 0.01 per share (Ticker Symbol: “CDNS”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 10.78

Premium:	USD 3,158,580.00

Premium Payment Date:	The Effective Date

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges.

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an

Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its sole discretion, that the Final Disruption Date shall be the Expiration Date for such Component (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means December 21, 2015. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares effected on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or generally applicable related policies and procedures applicable to Dealer and applied to the Transaction in a non-discriminatory manner, for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As provided in Section 6(a) below.

Valuation Terms:

In respect of any Component:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the regular trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The Expiration Date.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Share valued at the VWAP Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable judgment of Issuer or Dealer, based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 5:00 p.m. (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:	In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the

Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:	For any Exchange Business Day, the volume weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Exchange Business Day, on Bloomberg page “CDNS.Q <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as reasonably determined by the Calculation Agent using a volume weighted method).

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.4, 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Issuer is the issuer of the Shares.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below. For the avoidance of doubt, Calculation Agent Adjustment shall continue to apply until the obligations of the parties (including any obligations of Issuer pursuant to Section 8(e) below) under the Transaction have been satisfied in full.

Extraordinary Dividend:	Any cash dividend or distribution on the Shares with an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date (or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Issuer’s obligations under this Transaction have been satisfied in full).

Extraordinary Dividend Adjustment:	If at any time during the period from and including the Trade Date, to and including the Expiration Date for the Component with the latest Expiration Date

(or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Issuer’s obligations under this Transaction have been satisfied in full), an ex-dividend date for an Extraordinary Dividend occurs or is deemed to occur, then the Calculation Agent will make adjustments to any one or more of the Strike Price, the Number of Warrants, the Warrant Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction as it determines appropriate to account for the economic effect on the Transaction of such Extraordinary Dividend.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions (A) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)” and (B) the phrase “and (iii) of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Issuer under the Transaction following such Merger Event or Tender Offer” shall be inserted at the end thereof.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction.

Tender Offer:	Applicable.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	Upon the occurrence of any Merger Event pursuant to which the holders of Issuer’s Shares would be entitled to receive cash, securities or other property for their Shares and for which Modified Calculation Agent Adjustment would apply, if, as a result of such Merger Event, Issuer would be different from the issuer of the Shares under this Confirmation, then, on or prior to the effective date of such Merger Event, the Issuer and the issuer of the Shares under this confirmation as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, with such supplemental confirmation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with generally applicable related policies and procedures applicable to Dealer and applied to the Transaction in a non-discriminatory manner, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that (i) Section 12.6(a)(iii) of the Equity Definitions shall be amended to delete, in the definition of the term “Delisting” the parenthetical “(or will cease)” and (ii) in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the interpretation” and (ii) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable; provided that only Dealer shall have the right to terminate the Transaction upon an Insolvency Filing.

(d) Hedging Disruption:	Applicable; provided that

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.00% per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	Dealer for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Additional Disruption Events.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent will provide to Issuer by e-mail to the e-mail address provided by Issuer in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.
     4. Account Details:
          Dealer Payment Instructions:

Citibank, N.A.
Account Name: Morgan Stanley and Co.
          Account for delivery of Shares to Dealer:
               To be provided by Dealer.
          Issuer Payment Instructions:
               To be provided by Issuer.
     5. Offices:
          The Office of Dealer for the Transaction is: New York
Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. Inc.
1585 Broadway, 5th Floor
New York, NY 10036
Attention:	Todd Bosch
          The Office of Issuer for the Transaction is:
               Inapplicable. Issuer is not a Multibranch Party.
     6. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Issuer:
To:	Cadence Design Systems, Inc. 2655 Seely Avenue, Building 5 San Jose, California 95134

Attn:	Office of the General Counsel
(b)	Address for notices or communications to Dealer:
To:	Morgan Stanley & Co. International plc c/o Morgan Stanley & Co. Inc. 1585 Broadway, 5th Floor New York, NY 10036

Attn:	Todd Bosch

With a copy to:	Morgan Stanley & Co. International c/o Morgan Stanley & Co. 1221 Avenue of the Americas, 34th Floor New York, NY 10020

Attn:	Todd Bosch
     7. Representations, Warranties and Agreements:

     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date, and as of the date of any election by Issuer of the Share Termination Alternative under (and as defined in) Section 8(a) below, none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares. On the Trade Date, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).
     (iii) Issuer is not entering into this Confirmation, and on the date of any election by Issuer of the Share Termination Alternative under Section 8(a) below, Issuer represents that it is not making such election, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
     (iv) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (v) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).
     (vi) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any governmental agency.
     (vii) (A) On the Trade Date and during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M until the second Exchange Business Day immediately following the Trade Date or Settlement Period, as applicable.
     (ix) Issuer agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
     (x) A number of Shares equal to the Capped Number have been reserved for issuance by all required corporate action of the Issuer. Any Shares issued or delivered in connection with the Transaction shall be duly authorized and, when delivered as contemplated hereby following the exercise of the Warrants in accordance with their terms and conditions, will be validly issued, fully paid and non-assessable, and the issuance or delivery thereof shall not be subject to any preemptive or similar rights and shall, upon issuance, be accepted for listing or quotation on the Exchange.
     (xi) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.
     (xii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of June 9, 2010 between Issuer and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.
     (b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
     (c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
     (e) For the purposes of Section 3(f) of the Agreement, Dealer represents that, as of the time any payment is made after December 31, 2012, (i) if it is a “foreign financial institution” within the meaning of section 1471(d)(4) of the Internal Revenue Code of 1986 as amended (the “Code”), it meets the requirements of section 1471(b) of the Code and has not elected the application of section 1471(b)(3) of the Code, and (ii) if it is a “non-financial foreign entity” within the meaning of section 1472(d) of the Code, it meets the requirements of section 1472(b) of the Code, unless one or more of the exceptions of Code section 1472(c) are applicable with respect to such payment.
     (f) As a condition to effectiveness of the Transaction, Issuer shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(x) hereof, subject to customary assumptions, qualifications and exceptions.
     8. Other Provisions:
     (a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer, Merger Event, Insolvency or Nationalization, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M., New York City time, on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable:

Share Termination Alternative:	Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Issuer is the issuer of any Share Termination Delivery Units (or any security forming a part thereof). If, in the reasonable judgment of Issuer or Dealer, based on advice of counsel, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) permit delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.
     (b) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Dealer shall be covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer on or prior to the second Exchange Business Day prior to the first Exercise Date, any election to be made by Issuer described in this clause (B) shall be made with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Exercise Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)
     (ii) If Issuer makes the election described in clause (b)(i)(A) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all registration expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus as are customarily requested in comfort letters covering follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and the delivery of disclosure opinions of nationally recognized outside counsel to Issuer reasonably acceptable to Dealer.
     (iii) If Issuer makes the election described in clause (b)(i)(B) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of companies of comparable size, maturity and lines of business (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of comparable size, maturity and lines of business, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares as are customarily requested in comfort letters covering private placements of equity securities of companies of comparable size, maturity and lines of business and delivery of disclosure opinions of nationally recognized outside counsel to Issuer reasonably acceptable to Dealer;
     (C) Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period”

within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act (if any), without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and
     (D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).
     (c) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliates may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer or its affiliates completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be (“Make-whole Shares”) in an amount that, based on the VWAP Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such VWAP Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).
     (d) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 8.5% or more of the outstanding Shares on the date of determination, (ii) the Warrant Equity Percentage exceeds 14.5% or (iii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”), or any state or federal bank holding company or banking laws, or other federal, state or local regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (i), (ii) or (iii), an “Excess Ownership Position”). The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Issuer to Dealer and (B) the denominator of which is the number of Shares outstanding on such day. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.
     (e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of the product of two, the aggregate Number of Warrants for all Components at the time of delivery and the Warrant Entitlement at the time of delivery (such product, the “Capped Number”). Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Issuer shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter.
     (f) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Issuer under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.
     (g) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:
     (i) For the purposes of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant

Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;
     (ii) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by inserting at the end of each Section the phrase “or a material effect on the theoretical value of the Warrants;”
     (iii) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and
     (v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
     (h) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer.
     (i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.
     (j) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:
     (i) Dealer reasonably determines that it is advisable to terminate a portion of the Transaction (the “Affected Portion”) so that Dealer’s related hedging activities with respect thereto will comply with applicable securities laws, rules or regulations or generally applicable related policies and procedures of Dealer applied to the Transaction in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that Dealer shall treat only the Affected Portion of the Transaction as the Affected Transaction; or
     (ii) at any time at which any Excess Ownership Position (as defined above) occurs, Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party of the Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer (the “Transfer Time Period”) (it being understood that a period of at least one Exchange Business Day shall be considered reasonable for this purpose (without prejudice to whether a shorter period of time would be considered reasonable)) such that an Excess Ownership Position no longer exists; provided that Dealer shall treat only that portion of the Transaction as the Affected Transaction as necessary so that such Excess Ownership Position no longer exists; and provided further that, unless such Excess Ownership Position is the result of a repurchase of Shares by Issuer or any other event or events within Issuer’s control, Dealer shall promptly notify Issuer of its Excess

Ownership Position and shall use its commercially reasonable efforts to consult with Issuer during the Transfer Time Period regarding potential transfers or assignments to third parties prior to designating an Early Termination Date pursuant to this Section 8(j)(ii); or
     (iii) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Issuer, its subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Issuer’s common equity representing more than 50% of the voting power of Issuer’s common equity; or
     (iv) consummation of (A) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of Issuer pursuant to which the Shares will be converted into cash, securities or other assets or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than Issuer or one of Issuer’s subsidiaries; provided, however, that a transactions where (x) the Shares are not changed or exchanged except to the extent necessary to reflect a change in Issuer’s jurisdiction of incorporation or (y) the holders of more than 50% of all classes of Issuer’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the aggregate voting power of the common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not constitute an Additional Termination Event; or
     (v) Issuer’s stockholders approve any plan or proposal for Issuer’s liquidation or dissolution; or
     (vi) the Shares (or any New Shares that would be deliverable by Issuer hereunder) cease to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market (or any of their respective successors) or an alternate exchange of equivalent or greater liquidity with respect to the Shares (or any such New Shares).
Notwithstanding the foregoing, a transaction or transactions described in clause (iv) above will not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.
     (k) Effectiveness. If, on or prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.
     (l) Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be compliance with applicable legal, regulatory and self-regulatory requirements, or with related policies and procedures applicable to Dealer.
     (m) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
     (n) Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Issuer, nothing in this Confirmation shall be interpreted as requiring Issuer to cash settle this Transaction, except in circumstances where such cash settlement is within Issuer’s control (including, without limitation, where Issuer elects to deliver or receive cash, where Issuer fails timely to elect the Share Termination Alternative, or where Issuer is not able to effect a private placement settlement pursuant to Section 8(b)(i)(B) above due to the occurrence of events within its control) or in those circumstances in which holders of the Shares would also receive cash.
     (o) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Issuer and Dealer.
     (p) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer only to the extent of any such performance.
     (q) Strike Price Adjustment. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions (but without limiting Dealer’s right to adjust any variable relevant to the exercise, settlement, payment or other terms of the Transaction, other than the Strike Price and the Warrant Entitlement), in no event shall (i) the Warrant Entitlement be adjusted, or (ii) the Strike Price be adjusted to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 6.16, in each case, other than any such adjustment in connection with stock splits or similar changes to Issuer’s capitalization.
     (r) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (s) Share Deliveries. Issuer acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Issuer) shall be eligible for resale under Rule 144 of the Securities Act and Issuer agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Issuer further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Issuer), may be transferred by and among Dealer and its affiliates and Issuer shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Issuer agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Issuer herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Issuer, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.
     (t) Quarterly Valuations. Dealer hereby agrees, upon request by Issuer, to provide or cause its affiliate to provide to Issuer, within five Exchange Business Days after the end of the fiscal quarter of

Issuer during which Issuer made such request, a valuation estimate of the fair value of the Transaction as of Issuer’s fiscal quarter end.
     (u) Waiver of Trial by Jury. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
     (v) Governing Law; Jurisdiction. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
     (w) Agent of Dealer. Morgan Stanley & Co. Incorporated (“MS&CO”) is acting as agent for both parties but does not guarantee the performance of either party. (i) Neither Dealer nor Issuer shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Issuer each hereby acknowledges that any transactions by Dealer or MS&CO with respect to Shares will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Issuer; and (iv) MS&CO is hereby authorized to act as agent for Issuer only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.

     Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer.

Yours faithfully, MORGAN STANLEY & CO. INTERNATIONAL PLC
By:	/s/ Rajul Patel
	Name:	Rajul Patel
	Title:	Executive Director

MORGAN STANLEY & CO. INCORPORATED as Agent
By:	/s/ Serkan Savasoglu
	Name:	Serkan Savasoglu
	Title:	Managing Director

Agreed and Accepted By: CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Kevin S. Palatnik
	Name:	Kevin S. Palatnik
	Title:	Sr. Vice President & Chief Financial Officer

Signature Page to Base Warrant
Confirmation

Annex A
For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	56,794	September 1, 2015
2	56,794	September 2, 2015
3	56,794	September 3, 2015
4	56,794	September 4, 2015
5	56,794	September 8, 2015
6	56,794	September 9, 2015
7	56,794	September 10, 2015
8	56,794	September 11, 2015
9	56,794	September 14, 2015
10	56,794	September 15, 2015
11	56,794	September 16, 2015
12	56,794	September 17, 2015
13	56,794	September 18, 2015
14	56,794	September 21, 2015
15	56,794	September 22, 2015
16	56,794	September 23, 2015
17	56,794	September 24, 2015
18	56,794	September 25, 2015
19	56,794	September 28, 2015
20	56,794	September 29, 2015
21	56,794	September 30, 2015
22	56,794	October 1, 2015
23	56,794	October 2, 2015
24	56,794	October 5, 2015
25	56,794	October 6, 2015
26	56,794	October 7, 2015
27	56,794	October 8, 2015
28	56,794	October 9, 2015
29	56,794	October 12, 2015
30	56,794	October 13, 2015
31	56,794	October 14, 2015
32	56,794	October 15, 2015
33	56,794	October 16, 2015
34	56,794	October 19, 2015
35	56,794	October 20, 2015
36	56,795	October 21, 2015
37	56,795	October 22, 2015
38	56,795	October 23, 2015
39	56,795	October 26, 2015
40	56,795	October 27, 2015
41	56,795	October 28, 2015
42	56,795	October 29, 2015
43	56,795	October 30, 2015
44	56,795	November 2, 2015
45	56,795	November 3, 2015
46	56,795	November 4, 2015
47	56,795	November 5, 2015
48	56,795	November 6, 2015
49	56,795	November 9, 2015

Annex A - 1

Component Number	Number of Warrants	Expiration Date
50	56,795	November 10, 2015
51	56,795	November 11, 2015
52	56,795	November 12, 2015
53	56,795	November 13, 2015
54	56,795	November 16, 2015
55	56,795	November 17, 2015
56	56,795	November 18, 2015
57	56,795	November 19, 2015
58	56,795	November 20, 2015
59	56,795	November 23, 2015
60	56,795	November 24, 2015
61	56,795	November 25, 2015
62	56,795	November 27, 2015
63	56,795	November 30, 2015
64	56,795	December 1, 2015
65	56,795	December 2, 2015
66	56,795	December 3, 2015
67	56,795	December 4, 2015
68	56,795	December 7, 2015
69	56,795	December 8, 2015
70	56,795	December 9, 2015

Annex A - 2